Exhibit 99.1

CommScope Changes Location of Annual Meeting of Stockholders to be Held on May 8, 2020

HICKORY, NC, April 15, 2020 — CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, announced today that its 2020 annual meeting of stockholders will be held virtually, moving away from an in-person event due to the evolving nature of the COVID-19 pandemic. The date, time and items of business to be considered at the meeting have not changed. The details of the virtual annual meeting are as follows:

Date: Friday, May 8, 2020

Time: 1:00 p.m. Eastern

Link: https://web.lumiagm.com/285972254

Password: commscope2020 (case sensitive)

Stockholders of record at the close of business on March 10, 2020, are encouraged to vote their shares via the internet, telephone or mail using the instructions provided with their proxy materials that were issued beginning March 25, 2020. Those instructions remain valid; however, stockholders will no longer be able to attend the annual meeting in-person. Instead, stockholders of record may access, participate in and vote at the virtual annual meeting using the virtual meeting link and password noted above and entering the control number found on the proxy card or Notice of Internet Availability of Proxy Materials previously delivered.

Stockholders who hold shares in “street name” through a broker, bank or other nominee must obtain a legal proxy to access, participate in and/or vote at the virtual annual meeting. For additional information regarding how such holders can obtain a legal proxy, please refer to the Company’s supplemental proxy materials filed today with the Securities and Exchange Commission. Those without a control number or legal proxy may attend as guests of the meeting, but they will not have the option to vote their shares or ask questions during the virtual event.

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About CommScope:

CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

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Investor Contact:

Kevin Powers, CommScope

+1 828-323-4970

Kevin.powers@commscope.com

News Media Contact:

Danah Ditzig, CommScope

+1 952-403-8064

publicrelations@commscope.com

Source: CommScope

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